Exhibit 99.1

Montrose Environmental Group Reports Record Third Quarter and First Nine Months 2024 Results, Reaffirms Guidance, and Updates Strategic Capital Allocation Priorities

Third Quarter 2024 Highlights (comparisons to third quarter 2023)

•
Highest-ever total revenue of $178.7 million, an increase of $10.8 million, or 6.4%
•
Net loss of $10.6 million, or $0.39 net loss per diluted share attributable to common stockholders (LPS), and Adjusted Net Income1 of $19.1 million, or $0.41 Diluted Adjusted Net Income per share1 (Adj EPS)
•
Record Consolidated Adjusted EBITDA1 of $28.3 million, an increase of $5.0 million, or 21.5%
•
Consolidated margin expansion
•
Reaffirms full-year 2024 guidance for total revenue of $690 million to $740 million, and Consolidated Adjusted EBITDA1 of $95 million to $100 million

First Nine Months 2024 Highlights (comparisons to first nine months 2023)

•
Record total revenue of $507.4 million, an increase of $48.9 million, or 10.7%
•
Net loss of $34.1 million, or $1.30 LPS, and Adjusted Net Income1 of $38.6 million, or $0.80 Adj EPS1
•
Record Consolidated Adjusted EBITDA1 of $68.5 million, an increase of $7.5 million, or 12.2%
•
Received five patents in 2024, bringing total patent portfolio to 23, which enhance differentiated capabilities across multiple contaminants, including PFAS

Strategic Capital Allocation Priorities

•
Long-term capital allocation strategy unchanged
•
Near-term priority is redemption of preferred equity and subsequent deleveraging; concurrently de-emphasizing acquisitions
•
Continued focus on cash flow generation

Little Rock, Arkansas (November 6, 2024) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the third quarter and first nine month periods ended September 30, 2024.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “We are pleased to report another quarter of strong performance with record results driven by continued demand for our comprehensive suite of integrated solutions. Record quarterly revenues and Consolidated Adjusted EBITDA1, as well as the 190 basis points of margin improvement, evidence the alignment of our in-demand, higher-margin offerings with our strategic and financial goals. Our strong track record of organic growth, including ongoing cross-selling success, alongside the successful integration of recent acquisitions, continue to demonstrate the strategic advantages provided by our business model.”

_______________________________

(1)
Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.

Mr. Manthripragada continued, “Our long-term capital allocation strategy is unchanged. In the near-term, we will prioritize redemption of the preferred equity and subsequent deleveraging. This provides an opportunity for the underlying organic growth potential of our business to shine. And, we remain steadfast in our commitment to strong cash flow generation. We believe these combined efforts will demonstrate to our employees, clients, colleagues and shareholders the true value creation afforded by our Company."

"As we look ahead, we remain confident in our growth trajectory, supported by overall favorable regulatory tailwinds and resilient client demand. The increasing complexity of environmental regulations, coupled with escalating private sector commitments to environmental stewardship, continue to drive demand for our integrated services across our operations in North America, Australia, and Europe.”

Third Quarter 2024 Results

Total revenue in the third quarter of 2024 was $178.7 million compared to $167.9 million in the prior year quarter, an increase of 6.4%. The increase in revenue was primarily comprised of strong organic growth in our Assessment, Permitting and Response and Measurement and Analysis segments, and $15.4 million from acquisitions, partially offset by a $12.8 million reduction in environmental emergency response revenue and lower treatment technology revenue.

Net loss was $10.6 million, or $0.39 of LPS, in the third quarter of 2024, compared to net loss of $7.5 million, or $0.39 LPS, in the prior year quarter. The year-over-year change in net loss was primarily attributable to higher interest in the current year quarter, partially offset by improved loss from operations. The flat comparative period LPS was due to lower dividends on our Series A-2 Preferred Stock (Series A-2) and a higher weighted average outstanding share count, partially offset by a Net loss increase.

In the third quarter of 2024, Adjusted Net Income1 and Adj EPS1 were $19.1 million and $0.41, respectively, increases compared to the prior year quarter Adjusted Net Income1 and Adj EPS1 of $15.7 million and $0.31, respectively. Adjusted Net Income1 in the current year period was higher than the prior year period primarily resulting from the improvement in operating income before amortization expense and acquisition costs, partially offset by higher interest expense. In the current year period, Adj EPS1 was higher than the prior year period primarily due to the increase in Adjusted Net Income and the lower dividends on our Series A-2, partially offset by a higher weighted average outstanding share count in the quarter.

Third quarter 2024 Consolidated Adjusted EBITDA1 was $28.3 million, or 15.8% of revenue, compared to $23.3 million, or 13.9% of revenue, in the prior year quarter. The increase in Consolidated Adjusted EBITDA1 was due to higher revenue driven by organic growth and acquisitions. The increase in Consolidated Adjusted EBITDA1 as a percentage of revenue resulted primarily from organic growth, the benefits from recent acquisitions, and lower corporate expenses, partially timing related.

First Nine Months 2024 Results

Total revenue in the first nine months of 2024 increased 10.7% to $507.4 million compared to $458.5 million in the prior year period. The increase in revenue was primarily comprised of strong organic growth in our Measurement and Analysis and Assessment, Permitting and Response segments, and $63.6 million from acquisitions, partially offset by a $34.9 million reduction in environmental emergency response revenue and lower treatment technology revenue.

Net loss was $34.1 million, or $1.30 LPS, in the first nine months of 2024 compared to a net loss of $29.4 million, or $1.39 LPS, in the prior year period. The year-over-year increase in net loss was primarily attributable to higher interest and income tax expenses in the current year period, partially offset by an improved loss from operations. Improved LPS was a result of lower dividends on the Series A-2 and a higher weighted average outstanding share count, partially offset by a higher net loss.

In the first nine months of 2024, Adjusted Net Income1 and Adj EPS were $38.6 million and $0.80, respectively, compared to prior year period Adjusted Net Income1 and Adj EPS1 of $40.9 million and $0.78, respectively. Adjusted Net Income1 in the current year period was lower than the prior year period primarily resulting from increases in interest and income tax expenses, partially offset by the improved operating loss. In the current year period, Adj EPS1 was higher than the prior year period primarily from the lower dividends on our Series A-2, partially offset by lower Adjusted Net Income1 and a higher weighted average outstanding share count in the year-to-date period.

Consolidated Adjusted EBITDA1 for the first nine months of 2024 was $68.5 million, or 13.5% of revenues, compared to $61.1 million, or 13.3% of revenues, in the prior year period. The increase in Consolidated Adjusted EBITDA1 was primarily due to higher revenues driven by organic growth and acquisitions.

Operating Cash Flow, Liquidity and Capital Resources

Cash used in operating activities for the first nine months ended September 30, 2024, was $9.7 million compared to cash provided by operating activities of $41.5 million in the prior year period. The year-over-year decrease was primarily due to an increase in accounts receivable and contract assets associated with higher revenues. The previously discussed temporary invoicing delays associated with the integration of Matrix are substantially addressed and collections are returning to a normal cadence. In addition, slower payments on a single, large, U.S. government funded project are expected to be resolved by year end. Excluding the impact of Matrix and the U.S. government funded project, days sales outstanding were unchanged compared to the prior year period.

As of September 30, 2024, Montrose had $139.8 million of liquidity, including $13.0 million of cash and $126.7 million of availability on its revolving credit facility.

As of September 30, 2024, Montrose’s leverage ratio under its credit facility, which includes the impact of recently completed acquisitions of Spirit Environmental and Origins Laboratory, was 2.6x.

Recent Acquisitions

In July 2024, Montrose acquired Spirit Environmental, LLC. ("Spirit"), a leading environmental consultant specializing in air permitting and compliance services across the central U.S. Spirit is included within the Company’s Assessment, Permitting & Response segment.

In September 2024, Montrose acquired substantially all the assets of Origins Laboratory, Inc. ("Origins"), an accredited environmental analytical testing laboratory. Origins is included within the Company’s Measurement and Analysis segment.

Full Year 2024 Outlook

The Company reaffirms its full year 2024 Revenue and Consolidated Adjusted EBITDA1 outlook. The Company expects Revenue to be in the range of $690 million to $740 million. Consolidated Adjusted EBITDA1 is expected to be in the range of $95 million to $100 million for the full year 2024.

Our Revenue and Consolidated Adjusted EBITDA1 outlook does not include any benefit from future acquisitions.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, November 7, 2024, at 8:30 a.m. Eastern time to discuss third quarter financial results. The prepared remarks will be followed by a question-and-answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-844-826-3035 (Domestic) and 1-412-317-5195 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today and prepare for what's coming tomorrow. With ~3,400 employees across 100+ locations worldwide, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling Montrose to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, environmental emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Adrianne D. Griffin

(949) 988-3383

ir@montrose-env.com

Media Relations:

Sarah Kaiser

(225) 955-1702

pr@montrose-env.com

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$178,687	$167,937	$507,337	$458,466
Cost of revenues (exclusive of depreciation and amortization shown below)	105,596	102,155	306,239	281,984
Selling, general and administrative expense	60,869	56,901	177,182	161,761
Fair value changes in business acquisition contingencies	143	459	385	414
Depreciation and amortization	13,240	11,863	37,408	33,816
Loss from operations	(1,161)	(3,441)	(13,877)	(19,509)
Other income (expense), net	(3,898)	(671)	(4,314)	(1,560)
Interest expense, net	(4,137)	(2,089)	(11,420)	(5,507)
Total other income (expense), net	(8,035)	(2,760)	(15,734)	(7,067)
Loss before expense from income taxes	(9,196)	(6,201)	(29,611)	(26,576)
Income tax expense	1,368	1,324	4,480	2,842
Net loss	$(10,564)	$(7,525)	$(34,091)	$(29,418)

Equity adjustment from foreign currency translation	(70)	(198)	(70)	(304)
Comprehensive loss	(10,634)	(7,723)	(34,161)	(29,722)
Convertible and redeemable Series A-2 Preferred Stock dividend	(2,750)	(4,100)	(8,314)	(12,300)
Net loss attributable to common stockholders	(13,314)	(11,625)	(42,405)	(41,718)
Weighted average common shares outstanding— basic and diluted	34,242	30,143	32,647	30,016
Net loss per share attributable to common stockholders— basic and diluted	$(0.39)	$(0.39)	$(1.30)	$(1.39)

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	September 30,	December 31,
	2024	2023
Assets
Current assets
Cash, cash equivalents and restricted cash	$13,045	$23,240
Accounts receivable, net	152,849	112,360
Contract assets	65,553	51,629
Prepaid and other current assets	15,489	13,695
Total current assets	246,936	200,924
Non-current assets
Property and equipment, net	66,096	56,825
Operating lease right-of-use asset, net	40,923	32,260
Finance lease right-of-use asset, net	17,242	13,248
Goodwill	482,607	364,449
Other intangible assets, net	144,652	140,813
Other assets	8,437	8,267
Total assets	$1,006,893	$816,786
Liabilities, Convertible and Redeemable Series A-2 Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable and other accrued liabilities	$57,579	$59,920
Accrued payroll and benefits	31,556	34,660
Business acquisitions contingent consideration, current	6,423	3,592
Current portion of operating lease liabilities	11,696	9,963
Current portion of finance lease liabilities	4,232	3,956
Current portion of long-term debt	16,753	14,196
Total current liabilities	128,239	126,287
Non-current liabilities
Business acquisitions contingent consideration, long-term	27,924	2,448
Other non-current liabilities	6,355	6,569
Deferred tax liabilities, net	8,274	6,064
Conversion option related to Series A-2 Preferred Stock	20,054	19,017
Operating lease liability, net of current portion	31,543	25,048
Finance lease liability, net of current portion	9,378	8,185
Long-term debt, net of deferred financing fees	233,007	148,988
Total liabilities	$464,774	$342,606
Commitments and contingencies
Convertible and redeemable Series A-2 Preferred Stock $0.0001 par value
Authorized, issued and outstanding shares: 11,667 and 17,500 at September 30, 2024 and December 31, 2023, respectively; aggregate liquidation preference of $122.2 million and $182.2 million at September 30, 2024 and December 31, 2023, respectively	92,928	152,928
Stockholders’ equity:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at September 30, 2024 and December 31, 2023; issued and outstanding shares: 34,296,493 and 30,190,231 at September 30, 2024 and December 31, 2023, respectively	—	—
Additional paid-in-capital	693,931	531,831
Accumulated deficit	(244,447)	(210,356)
Accumulated other comprehensive (loss) income	(293)	(223)
Total stockholders’ equity	449,191	321,252
Total liabilities, convertible and redeemable Series A-2 Preferred Stock and Stockholders’ Equity	$1,006,893	$816,786

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Nine Months Ended September 30,
	2024	2023
Operating activities:
Net loss	$(34,091)	$(29,418)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	37,408	33,816
Amortization of right-of-use asset	8,423	7,667
Stock-based compensation expense	34,866	35,609
Fair value changes in financial instruments	4,851	1,814
Deferred income taxes	4,931	2,842
Other operating activities, net	315	2,403
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and contract assets	(45,898)	(9,538)
Accounts payable and other accrued liabilities	(2,192)	(772)
Accrued payroll and benefits	(4,936)	6,092
Payment of contingent consideration	—	(611)
Change in operating leases	(9,233)	(7,525)
Other assets	(4,165)	(907)
Net cash (used in) provided by operating activities	(9,721)	41,472
Investing activities:
Proceeds from corporate owned and property insurance	182	311
Purchases of property and equipment	(19,086)	(24,969)
Proceeds from the sale of property and equipment	401	—
Proprietary software development and other software costs	(2,052)	(2,763)
Purchase price true ups	(3,413)	(1,027)
Minority investments	(210)	(2,347)
Cash paid for acquisitions, net of cash acquired	(113,012)	(66,187)
Net cash used in investing activities	(137,190)	(96,982)
Financing activities:
Proceeds from line of credit	326,468	—
Repayment of the line of credit	(278,335)	—
Proceeds from the aircraft loan	—	10,935
Repayment of aircraft loan	(796)	(335)
Proceeds from term loan	50,000	—
Repayment of term loan	(11,094)	(8,785)
Payment of contingent consideration and other purchase price true ups	(363)	(1,535)
Repayment of finance leases	(4,384)	(3,378)
Payments of deferred financing costs	(348)	—
Proceeds from issuance of common stock for exercised stock options	1,973	4,529
Proceeds from issuance of common stock in follow-on offering	121,776	—
Dividend payment to the series A-2 stockholders	(8,314)	(12,300)
Repayment to the series A-2 stockholders	(60,000)	—
Net cash provided by (used in) financing activities	136,583	(10,869)
Change in cash, cash equivalents and restricted cash	(10,328)	(66,379)
Foreign exchange impact on cash balance	133	(265)
Cash, cash equivalents and restricted cash:
Beginning of year	23,240	89,828
End of period	$13,045	$23,184

SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2024		2023
	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Revenues		Segment Adjusted EBITDA(1)
Assessment, Permitting and Response	$52,019	$11,188	$57,009		$14,878
Measurement and Analysis	58,583	13,370	50,468	(2)	10,352
Remediation and Reuse	68,085	11,655	60,460		7,446
Total Operating Segments	$178,687	$36,213	$167,937		$32,676
Corporate and Other	—	(7,901)	—		(9,373)
Total	$178,687	$28,312	$167,937		$23,303

	Nine Months Ended September 30,
	2024		2023
	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Revenues		Segment Adjusted EBITDA(1)
Assessment, Permitting and Response	$164,043	$40,088	$170,634		$42,977
Measurement and Analysis	158,889	32,233	143,050	(2)	27,528
Remediation and Reuse	184,405	25,594	144,782		18,767
Total Operating Segments	$507,337	$97,915	$458,466		$89,272
Corporate and Other	—	(29,367)	—		(28,175)
Total	$507,337	$68,548	$458,466		$61,097

_____________________________________

(1)
For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance.
(2)
Includes revenue of $2.0 million and $5.9 million from the Discontinued Specialty Lab for the three and nine months ended September 30, 2023, respectively.

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinued specialty lab, and other gain or losses, as set forth in greater detail in the table below. Basic and Diluted Adjusted Net Income per Share represents Adjusted Net Income attributable to stockholders divided by the fully diluted number of shares of common stock outstanding during the applicable period.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2024. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 Preferred Stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from i) our environmental emergency response business, ii) acquisitions for the first twelve months following the date of acquisition, and iii) businesses held for sale, disposed of or discontinued. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically over the long term and expect to continue to do so.

In a given reporting period, when we refer to revenue changes driven by acquisitions, we are referring to the revenue contribution from any acquisition from its closing date through the first 12 months of that acquisition, at which point any subsequent contribution therefrom would be organic.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted Net Income

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(10,564)	$(7,525)	$(34,091)	$(29,418)
Amortization of intangible assets (1)	10,055	7,922	24,621	22,512
Stock-based compensation (2)	11,763	11,484	34,866	35,609
Acquisition costs (3)	2,764	1,499	6,371	4,970
Fair value changes in financial instruments (4)	3,946	806	4,851	1,814
Expenses related to financing transactions (5)	41	3	280	7
Fair value changes in business acquisition contingencies (6)	143	459	385	414
Discontinued Specialty Lab (7)	96	1,302	692	5,321
Other (gains) losses and expenses (8)	1,378	(1)	1,886	215
Tax effect of adjustments (9)	(565)	(213)	(1,286)	(514)
Adjusted Net Income	$19,057	$15,736	$38,575	$40,930
Series A-2 Preferred Stock dividends	(2,750)	(4,100)	(8,314)	(12,300)
Adjusted Net Income attributable to stockholders	$16,307	$11,636	$30,261	$28,630

Net Loss per share attributable to stockholders	$(0.39)	$(0.39)	$(1.30)	$(1.39)
Basic Adjusted Net Income per share (10)	$0.48	$0.39	$0.93	$0.95
Diluted Adjusted Net Income per share (11)	$0.41	$0.31	$0.80	$0.78

Weighted average common shares outstanding	34,242	30,143	32,647	30,016
Fully diluted shares	40,006	36,952	37,892	36,640

___________________________________

(1)
Represents amortization of intangible assets.
(2)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.
(3)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(4)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 Preferred Stock.
(5)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(6)
Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(7)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(8)
Amount in 2024 consists of costs associated with a lease abandonment. Amount in 2023 consists of costs associated with an aviation loss.
(9)
The Company applied the estimated effective tax rate on portions of the adjustments related to our significant foreign entities, and determined the US portion of the adjustments do not have any tax impact since we are in a full deferred tax asset valuation allowance as of September 30, 2024.
(10)
Represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding.
(11)
Represents Adjusted Net Income attributable to stockholders divided by fully diluted number of shares of common stock.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(10,564)	$(7,525)	$(34,091)	$(29,418)
Interest expense	4,137	2,089	11,420	5,507
Income tax expense (benefit)	1,368	1,324	4,480	2,842
Depreciation and amortization	13,240	11,863	37,408	33,816
EBITDA	$8,181	$7,751	$19,217	$12,747
Stock-based compensation (1)	11,763	11,484	34,866	35,609
Acquisition costs (2)	2,764	1,499	6,371	4,970
Fair value changes in financial instruments (3)	3,946	806	4,851	1,814
Expenses related to financing transactions (4)	41	3	280	7
Fair value changes in business acquisition contingencies (5)	143	459	385	414
Discontinued Specialty Lab (6)	96	1,302	692	5,321
Other (gains) losses and expenses (7)	1,378	(1)	1,886	215
Consolidated Adjusted EBITDA	$28,312	$23,303	$68,548	$61,097

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(1)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(3)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 Preferred Stock.
(4)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(5)
Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(6)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(7)
Amount in 2024 consists of costs associated with a lease abandonment. Amount in 2023 consist of costs associated with an aviation loss.